                                                                      EXHIBIT 12

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                              YEARS ENDED DECEMBER 31,
                                          ------------------------------------
                                           1995    1994    1993  1992    1991
                                          ------  ------  ------ -----  ------
Income (loss) from continuing
 operations.............................  $  735  $  641  $  413 $(714) $ (617)
Add:
 Interest...............................     458     597     717   898     977
 Portion of rentals representative of
  interest factor.......................      59      67      67    70      69
 Preferred stock dividend requirements
  of majority-owned subsidiaries........      22      --      --    --      --
 Income tax expense and other taxes on
  income................................     273     302     258   167      63
 Amortization of interest capitalized
  applicable to nonutility companies....       5       6       6     5       5
 Interest capitalized applicable to
  utility companies.....................       2       1       1     2       4
 Undistributed (earnings) losses of
  affiliated companies in which less
  than a 50% voting interest is owned...    (112)     (4)      4    (2)     (4)
                                          ------  ------  ------ -----  ------
    Earnings as defined.................  $1,442  $1,610  $1,466 $ 426  $  497
                                          ======  ======  ====== =====  ======
Interest................................  $  458  $  597  $  717 $ 898  $  977
Interest capitalized....................       9       6       4     8      23
Portion of rentals representative of
 interest factor........................      59      67      67    70      69
Preferred stock dividend requirements of
 majority-owned subsidiaries on a pretax
 basis..................................      30      --      --    --      --
                                          ------  ------  ------ -----  ------
    Fixed charges as defined............  $  556  $  670  $  788 $ 976  $1,069
                                          ======  ======  ====== =====  ======
Ratio of earnings to fixed charges......    2.59    2.40    1.86  (a)     (a)
                                          ======  ======  ======

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Note:  (a) For the years ended December 31, 1992 and 1991, earnings were inadequate to cover fixed charges by $550 million and $572 million, respectively.